                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form F-3 No. 333-     ) and related Prospectus of
Amdocs Limited for the registration of 3,791,633 shares of its ordinary shares and to the incorporation therein of our report dated February 16, 1999, with respect to the financial statements and schedules of International Telecommunications Data Systems, Inc. included in the Registration Statement (Form F-3 No. 333-86609) and related Prospectus of Amdocs Limited for the registration of 20,700,000 shares of its ordinary shares filed with the Securities Exchange Commission on September 7, 1999.

                                        Ernst & Young LLP

Stamford, Connecticut
June 13, 2000